EXHIBIT 4.4

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The Trade Desk, Inc. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock.
DESCRIPTION OF CLASS A COMMON STOCK
Our authorized capital stock consists of 1,095,000,000 shares of common stock, par value $0.000001 per share, and 100,000,000 shares of preferred stock, par value $0.000001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 95,000,000 shares.
The following description of our capital stock and provisions of our amended and restated articles of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
Voting Rights
Except as otherwise expressly provided in our amended and restated articles of incorporation or as required by Nevada law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Unless otherwise required by applicable law or described herein or in our amended and restated articles of incorporation, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders; provided however, that until all shares of Class B common stock have converted into shares of Class A common stock, holders of our Class A common stock, voting as a separate class, are entitled to elect (1) two directors to our board of directors or (2) one director to the board of directors if the total number of authorized directors consists of eight or fewer directors.
Under the terms of our amended and restated articles of incorporation, except as permitted by Nevada law, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. In addition, we may not issue any shares of Class B common stock (other than upon exercise of options or other rights to acquire Class B common stock or in connection with a reclassification or dividend), unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.
We have not provided for cumulative voting for the election of directors in our amended and restated articles of incorporation.
Economic Rights
Except as otherwise expressly provided in our amended and restated articles of incorporation or as required by Nevada law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.
Dividends. Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).
Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Change of Control Transaction. In connection with any change of control transaction (as defined in our amended and restated articles of incorporation), the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated articles of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. In addition, upon the earliest of (1) December 22, 2035; (2) such date and time as determined by our board of directors following the first date on which Jeff Green is none of the following: (a) chief executive officer of the Company, (b) president of the Company or (c) chairman of our board of directors; and (3) a date specified by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B common stock, all outstanding shares of Class B common stock shall convert automatically into an equal number of shares of Class A common stock, and no additional shares of Class B common stock will be issued.
Choice of Forum
Our amended and restated articles of incorporation provides that, unless we consent in writing to the selection of an alternative form, the state courts located in the State of Nevada will be, to the fullest extent permitted by law, the sole and exclusive forum for any action, suit or proceeding: (1) brought in our name or right or on our behalf; (2) asserting or based upon a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; or (3) any action asserting a claim arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of the Nevada Revised Statutes, our amended and restated articles of incorporation or our amended and restated bylaws or certain voting trust agreements to which we are a party or a stated beneficiary. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. Our amended and restated articles of incorporation and amended and restated bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated articles of incorporation or amended and restated bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. These choice of forum provisions have important consequences for our stockholders, and could limit our stockholders’ ability to choose other forums for disputes with us or our directors, officers, employees or agents.
Preferred Stock – Limitations on the Rights of Holders of Class A Common Stock
Under the terms of our amended and restated articles of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. .
Anti-Takeover Provisions
Business Combinations Statute
The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless (i) the combination or transaction was approved by the board of directors before such person became an interested stockholder or, (ii) if within two years after the date in which the person became an interested stockholder, the combination is approved (a) by the board of directors and (b) at a meeting of the stockholders by the affirmative vote of stockholders representing (I) at least sixty percent (60%) (for a combination within two years after becoming an interested stockholder) or (II) a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:
•the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and
•the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.
A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to five percent (5%) or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to five percent (5%) or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than ten percent (10%) of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to five percent (5%) or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.
In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, ten percent (10%) or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, ten percent (10%) or more of the voting power of the then-outstanding shares of the corporation.
Dual-Class Common Stock

As described above, our amended and restated articles of incorporation provide for a dual class common stock structure, which provides holders of our Class B common stock with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Removal of Directors
Our amended and restated articles of incorporation and our amended and restated bylaws provide that a director may be removed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of capital stock that all of our stockholders would be entitled to cast in an election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, and not by the stockholders unless our board of directors otherwise directs.
The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Amendment of Articles of Incorporation or Bylaws
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Stockholder approval is not required for an amendment that consists only of a change to the name of a corporation. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all of our stockholders would be entitled to cast in an election of directors. In addition, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain provisions of our amended and restated articles of incorporation, including those described in this paragraph and those relating to the term and removal of our directors, the filling of a vacancy on our board of directors, the calling of special meetings of stockholders, stockholder action by written consent, the elimination of liability of directors and officers to the maximum extent permitted by the Nevada Revised Statutes, indemnification of our directors and officers and choice of forum.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated articles of incorporation and our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors, our chairman of our board of directors (or in the event of co-chairmen, either chairman), our chief executive officer, our president (if there is no chief executive officer) or our secretary upon request by one or more stockholders of record who own, or who are acting on behalf of beneficial owners who own, in the aggregate, at least twenty percent (20%) of our outstanding shares of common stock on the record date as determined by our amended and restated bylaws, and who each have owned at least such number of shares in the aggregate continuously from one year prior to the record date through the conclusion of the requested special meeting. In addition, action by written consent by stockholders is permitted under our amended and restated articles of incorporation and amended and restated bylaws.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Authorized But Unissued Shares
The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Market (“Nasdaq”). These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Royall Street, Canton, Massachusetts 02021.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “TTD”.
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